Exhibit 10.5

June 30, 2008

LaPolla Industries, Inc.
15402 Vantage Parkway East, Suite 322
Houston, Texas 77032

Re:           Debt-to-Equity Conversion

Dear Sirs:

I hereby agree to convert $2,000,000 (the “Conversion Amount”) of the total principal amount of indebtedness owed to me by LaPolla Industries, Inc. (the “Company”) into shares of common stock of the Company at the rate of $0.78 per share, yielding a total issuance of 2,564,103 shares (the “Conversion Shares”).  By reason of the foregoing, upon the Company’s acceptance hereof, the Conversion Amount shall cease to be a debt obligation of the Company.

In order to induce me to effect the foregoing conversion, the Company hereby represents and warrants to me that (a) the issuance of the Conversion Shares on the foregoing terms has been authorized by all necessary corporate action on the part of the Company, (b) the Conversion Shares shall be deemed to have been issued to me on the date hereof, and (c) upon issuance, the Conversion Shares shall be duly authorized, validly issued, fully paid and nonassessable.

Kindly confirm the Company’s agreement to the foregoing by countersigning in the space provided below.  I will anticipate the receipt of the Conversion Shares.

Very truly yours,

/s/ Richard J. Kurtz

Richard J. Kurtz

Acknowledged, Confirmed and Agreed to
as of June 30, 2008:

LAPOLLA INDUSTRIES, INC.

By:  /s/  Michael T. Adams, EVP
Name:  Michael T. Adams
Title:    Executive Vice President